EXHIBIT 4.106
EXECUTION COPY






                       MECHANICAL TECHNOLOGY INCORPORATED
                                as the Borrower



                                      And




                          KEYBANK NATIONAL ASSOCIATION
                                  as the Lender




                              _____________________

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT
                                   dated as of
                                 March 29, 2000

                              _____________________







                                    TABLE OF CONTENTS

                                                                          Page

SECTION 1.	DEFINITIONS AND TERMS                                  	     1
1.1.	Certain Defined Terms	                                             1
1.2.	Computation of Time Periods	                                    11
1.3.	Accounting Terms
	                                                                    11
SECTION 2.	AMOUNT AND TERMS OF LOANS                          	    11
2.1.	Commitment for Loans	                                            11
2.2.	Minimum Borrowing Amounts, etc.	                                    12
2.3.	Disbursement of Loan Proceeds                            	    12
2.4.	Fees	                                                            13
2.5	Note; Loan Accounts; Debt Service Reserve Account	            13
2.6.	Voluntary Conversion of Loans	                                    14
2.7.	Interest	                                                    15
2.8.	Selection and Continuation of Interest Periods	                    19
2.9.	Illegality, Increased Costs, etc.	                            20
2.10.	Breakage Compensation	                                            21

SECTION 3.	PAYMENTS	                                            21
3.1A	Termination or Reduction of Revolving Commitments	            21
3.1.	Voluntary Prepayments	                                            22
3.2.	Scheduled Repayments and Mandatory Prepayments and Commitment
        Reductions	                                                    22
3.3.	Method and Place of Payment	                                    24

SECTION 4.	CONDITIONS PRECEDENT	                                    24
4.1.	Conditions to Making Loans on the Closing Date	                    24
4.2.	Conditions to Making Each Loan	                                    26

SECTION 5.	REPRESENTATIONS AND WARRANTIES	                            26
5.1.	Organizational Status, etc.	                                    26
5.2.	Subsidiaries	                                                    26
5.3.	Organizational Power and Authority, etc.	                    27
5.4.	No Violation	                                                    27
5.5.	Governmental Approvals	                                            27
5.6.	Litigation	                                                    27
5.7.	Use of Proceeds; Margin Regulations	                            27
5.8.	Financial Statements, etc.	                                    28
5.9.	No Material Adverse Change	                                    29
5.10.	Tax Returns and Payments	                                    29
5.11.	Title to Properties, etc.	                                    29
5.12.	Lawful Operations, etc.	                                            29
5.13.	Compliance with ERISA	                                            29
5.14.	Intellectual Property, etc.	                                    30
5.15.	Year 2000 Computer Matters	                                    30
5.16	Investment Company Act, etc.	                                    30
5.17.	Security Interests	                                            30
5.18.	True and Complete Disclosure	                                    31

SECTION 6.	AFFIRMATIVE COVENANTS	                                    31
6.1.	Reporting Requirements	                                            31
6.2.	Books, Records and Inspections	                                    34
6.3.	Insurance	                                                    34
6.4.	Payment of Taxes and Claims	                                    34
6.5.	Corporate Franchises	                                            34
6.6.	Good Repair	                                                    35
6.7.	Compliance with Statutes, etc.	                                    35
6.8.	Reserved	                                                    35
6.9.	Senior Debt	                                                    35

SECTION 7.	NEGATIVE COVENANTS	                                    35
7.1.	Changes in Business	                                            35
7.2.	Consolidation, Merger, Acquisitions, Asset Sales, etc.	            36
7.3.	Liens	                                                            38
7.4.	Dividends, etc.	                                                    38
7.5.	Transactions with Affiliates	                                    38
7.6	Collateral Coverage Ratio	                                    39

SECTION 8. EVENTS OF DEFAULT	                                            39
8.1.	Events of Default	                                            39
8.2.	Acceleration, etc.	                                            41
8.3.	Application of Liquidation Proceeds	                            42

SECTION 9.      MISCELLANEOUS                                               42
9.1.	Payment of Expenses etc.	                                    42
9.2.	Right of Setoff	                                                    44
9.3.	Notices	44
9.4.	Benefit of Agreement	                                            44
9.5.	No Waiver: Remedies Cumulative	                                    45
9.6.	Independence of Covenants	                                    45
9.7.	Governing Law; Submission to Jurisdiction; Venue;
        Waiver of Jury Trial	                                            46
9.8.	Counterparts	                                                    46
9.9.	Effectiveness; Integration	                                    47
9.10.	Headings Descriptive	                                            47
9.11.	Amendment or Waiver	                                            47
9.12.	Survival of Indemnities	                                            47
9.13.	Domicile of Loans	                                            47
9.14.	Confidentiality	47
9.15.	General Limitation of Liability	                                    48
9.16.	No Duty	                                                            48
9.17.	Lender Not Fiduciary to Borrower, etc.	                            48
9.18.	Survival of Representations and Warranties	                    48

EXHIBIT A-1	-	FORM OF REVOLVING NOTE
EXHIBIT A-2	-	FORM OF TERM NOTE
EXHIBIT B-1	-	FORM OF AMENDED AND RESTATED ACCOUNT CONTROL
AGREEMENT
EXHIBIT B-2	-	FORM OF PLEDGE AGREEMENT
EXHIBIT C	-	FORM OF CORPORATE CERTIFICATE
EXHIBIT D	-	FORM OF OPINION OF COUNSEL TO THE BORROWER




THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 29, 2000, between
(i) MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (herein, together with its successors and assigns, the "Borrower"); and (ii) KEYBANK NATIONAL ASSOCIATION, a national banking association (herein, together with its successors and assigns, the "Lender"):

PRELIMINARY STATEMENTS:

(1)	Unless otherwise defined herein, all capitalized terms used herein and defined in section 1 are used herein as so defined.

(2)	The Borrower and the Lender are parties to the Credit Agreement, dated as of November 1, 1999 (as the same has been amended, supplemented or otherwise modified through the date hereof, the "Existing Credit Agreement").

(3)	The parties hereto wish to amend and restate the Existing Credit
Agreement pursuant to this Agreement in order, inter alia, to increase the amounts available thereunder.

(4)	The parties hereto have elected to amend and restate the Existing
Credit Agreement pursuant to this Agreement rather than amend the Existing Credit Agreement or enter into a new credit agreement for their convenience and intend that all indebtedness, obligations and liens created under the Existing Credit Agreement and the other Credit Documents (as defined in the Existing Credit Agreement) be continued hereunder and thereunder and remain in full force and effect and not be discharged, paid, satisfied or canceled except tothe extent otherwise provided herein and therein.

(5)	On the Closing Date, (i) the Existing Credit Agreement will be amended and restated in its entirety as set forth in this Agreement and (ii) the Borrower may then and thereafter obtain Loans from the Lender under this Agreement in accordance with the Revolving Commitment hereunder.

NOW, THEREFORE, it is agreed:

SECTION 1. DEFINITIONS AND TERMS.

1.1. Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

"Account Control Agreement" shall have the meaning provided in section 4.1(c).

"Adjusted Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (A) either (i) the rate per annum for deposits in Dollars for a maturity most nearly comparable to such Interest Period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 A.M. (local time at the Notice Office) on the date which is two Business Days prior to the commencement of such Interest Period, or (ii) if such a rate does not appear on such a page, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/100ths of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered to the Lender by prime banks in the London interbank Eurodollar market for deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, in each case divided (and rounded upward to the nearest whole multiple of 1/100ths of 1%) by (B) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

"Affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person. A person shall be deemed to control a second person if such first person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second person or (ii) to direct or cause the direction of the management and policies of such second person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a person shall not, solely by reason of such status, be considered an Affiliate of such person; and
(y) the Lender shall not in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

"Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

"Applicable Eurodollar Margin" shall have the meaning provided in section
2.7(f).

"Applicable Lending Office" shall mean (i) the Lender's Domestic Lending Office in the case of Prime Rate Loans, and (ii) the Lender's Eurodollar Lending Office in the case of Eurodollar Loans.

"Authorized Officer" shall mean any officer or employee of any Credit Party designated in writing to the Lender by such Credit Party as being authorized to execute and deliver any Credit Documents or take any actions in connection with the Credit Documents on behalf of such Credit Party.

"Available Revolving Commitment" shall mean at any time, an amount equal to the excess, if any, of (a) the Revolving Commitment then in effect over (b) the Revolving Loans then outstanding.

"Bankruptcy Code" shall have the meaning provided in section 8.1(h).

"Borrower" shall have the meaning provided in the first paragraph of this Agreement.

"Business Day" shall mean (i) for all purposes other than as covered by clause
(ii) below, any day excluding Saturday, Sunday and any day which shall be in the city in which the applicable Payment Office is located a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day on which dealings are carried on in the London interbank market and banks are open for business in London.

"Cash Proceeds" shall mean with respect to any sale or other disposition of any property, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such sale or other disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such sale or other disposition.

"Change of Control" shall mean and include any of the following:

(i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower's Board of Directors (together with any new directors (x) whose election by the Borrower's Board of Directors was, or (y) whose nomination for election by the Borrower's shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office;

(ii) any person or group (as such term is defined in section 13(d)(3) of the 1934 Act), other than the Borrower, any trustee or other fiduciary holding securities under an employee benefit plan of the Borrower, or any members of the Current Holder Group, shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 35%, on a fully diluted basis, of the economic or voting interest in the Borrower's capital stock;

(iii)	the shareholders of the Borrower approve a merger or consolidation of the Borrower with any other person, other than a merger or consolidation which would result in the voting securities of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 75% of the combined voting power of the voting securities of the Borrower or such surviving or resulting entity outstanding after such merger or consolidation; and/or

(iv)	the shareholders of the Borrower approve a plan of complete liquidation of the Borrower or an agreement or agreements for the sale or disposition by the Borrower of all or substantially all of the Borrower's assets.

As used in this definition, the term "Current Holder Group" shall mean (i) those persons, if any, who as of the Effective Date have disclosed in filings with the SEC their beneficial ownership of more than 5% of the outstanding shares of capital stock of the Borrower, (ii) those other persons who are officers and directors of the Borrower at the Effective Date, (iii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such person, (iv) the executors and administrators of the estate of any such person, and any court appointed guardian of any such person, and (v) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clauses (i), (ii) and (iii) and/or any other persons (including for charitable purposes), so long as one or more members of the Current Holder Group has the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity.

"Closing Date" shall mean March 29, 2000.

"Collateral" shall mean any collateral covered by any Security Document.

"Collateral Coverage Ratio" shall mean at any date of determination the ratio of (i) the Market Value of the Collateral at such time, to (ii) the sum of (A) the then aggregate outstanding principal amount of the Loans, plus (B) the amount of interest which would accrue hereunder on such Loans during the succeeding three months if such Loans bore interest at the Prime Rate.

"Company" shall mean Plug Power Inc., a Delaware corporation, and its successors, and assigns.

"Continue", "Continuation" and "Continued" each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in section 2.8.

"Convert", "Conversion" and "Converted" each refers to a conversion of a Loan of one Type into a Loan of another Type, pursuant to section 2.6, 2.8(b) or 2.9.

"Credit Documents" shall mean this Agreement, the Notes and each Security Document.

"Credit Party" shall mean (i) the Borrower and (ii) each other person which is a Subsidiary or Affiliate of the Borrower and which is also a party to any Credit Document.

"Debt" shall mean, in the case of any person and without duplication, (i) all indebtedness of such person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such person; and (iii) all guarantees by such person of any Debt of any other person.

"Debt Service Reserve Account" shall mean a Debt Service Reserve Account, Account No. 61552115 established in the name of the Borrower under the sole dominion and control of Lender and any extension, renewal or replacement thereof from time to time with the office of McDonald Investments Inc. located at 800 Superior Avenue, Cleveland, Ohio 44114.


"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Dollars", "U.S. dollars", "U.S. Dollars" and the sign "$" each means lawful money of the United States.

"Domestic Lending Office" shall mean, with respect to the Lender, the Payment Office of the Lender, or such other office of the Lender as the Lender may from time to time specify to the Borrower.

"Effective Date" shall have the meaning provided in section 9.9.

"Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued under any such law (hereafter "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or release of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Law" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, in each case as now or hereafter in effect or amended from time to time.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor. "ERISA Affiliate" shall mean each person (as defined in section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of section 414(b),(c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

"Eurodollar Lending Office" shall mean, with respect to the Lender, the Payment Office of the Lender, or such other office of the Lender as the Lender may from time to time specify to the Borrower.

"Eurodollar Loan" shall mean each Loan, denominated in U.S. Dollars, bearing interest at the rates provided in section 2.7(b).

"Eurodollar Pricing Blackout Period" shall have the meaning specified in section 2.7(f).

"Event of Default" shall have the meaning provided in section 8.1.

"Existing Credit Agreement" shall have the meaning provided in the Preliminary Statements of this Agreement.

"Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

"Hazardous Materials" shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous wastes", "restrictive hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law.

"Interest Period" with respect to any Eurodollar Loan shall mean the interest period applicable thereto, as determined pursuant to section 2.8.

"IPO" shall mean the initial public offering of shares of common stock of the Company.

"KeyBank" shall mean KeyBank National Association, a national banking association, together with its successors and assigns.

"Lender" shall have the meaning provided in the first paragraph of this Agreement.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

"Liquidity Event" shall mean the occurrence of any of the following:

(i)	the Market Value per share of common stock of the Company is less than
$30.00 per share;

(ii)	the Market Value per share of common stock of the Company declines
40% over a three Business Day period or 30% in one calendar day;

(iii)	the average daily trading volume of shares of common stock of the
Company for the most recent five consecutive Business Days is less than 50,000 shares; or

(iv) the occurrence of an action or an event that results in or could result in the cessation or suspension in trading or delisting from NASDAQ of the common stock of the Borrower or the Pledged Shares.

"Loans" shall mean, collectively, the Revolving Loans and the Term Loans.

"Margin Stock" shall have the meaning provided in Regulation U.

"Market Value" shall mean, as of any date, (i) in the case of any property subject to the Security Agreement, the amount of any cash or cash equivalent investments held as Collateral under the Security Agreement, or (ii) in the case of any of the Pledged Shares subject to the Pledge Agreement or any other common stock of the Company, the last bid or closing price per share of such security on the most recent trading day, as identified by the Lender on the basis of published quotations or information reported to the Lender by a reputable dealer or market information reporting service selected by it.

"Material Adverse Effect" shall mean (i) when used with reference to the Borrower or any of its Subsidiaries, a material adverse effect on the business, operations, prospects, property, assets, liabilities or financial condition of, the Borrower and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Borrower to perform its obligations under the Credit Documents, or (ii) when used with reference to any other person, a material adverse effect on the business, operations, prospects, property, assets, liabilities or financial condition of such person and its Subsidiaries, taken as a whole, as the case may be.

"Material Subsidiary" shall mean, at any time, with reference to any person, any Subsidiary of such person (i) that has assets at such time comprising 5% or more of the consolidated assets of such person and its Subsidiaries, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year), represent 5% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such person and its Subsidiaries for such fiscal year.

"Maturity Date" shall mean March 15, 2004.

"Minimum Borrowing Amount" shall mean (i) for any Prime Rate Loan, $500,000, with minimum increments thereafter of $100,000; and (ii) for any Eurodollar Loan, $2,000,000, with minimum increments thereafter of $100,000.

"Multiemployer Plan" shall mean a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" shall mean an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

"NASDAQ" shall mean the electronic inter-dealer quotation system operated by NASDAQ, Inc., a subsidiary of the National Association of Securities Dealers, Inc., or any successor thereto.

"Net Cash Proceeds" shall mean with respect to any sale or other disposition of any property, the Cash Proceeds resulting therefrom net of (i) any reasonable and customary expenses of sale, including brokerage or underwriting fees and commissions, and (ii) all federal, state, and local taxes paid or reasonably estimated to be payable by the seller or its affiliated group as a result thereof.

"1933 Act" shall mean the Securities Act of 1933, as amended.

"1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

"Notes" shall have the meaning provided in section 2.5(a).

"Notice of Continuation" shall have the meaning provided in section 2.8(a).

"Notice of Conversion" shall have the meaning provided in section 2.6.

"Notice Office" shall mean the office of the Lender at 66 South Pearl Street, Albany, New York 12207 (facsimile: (518) 487-4285), or such other office, located in a city in the United States Eastern Time Zone, as the Lender may designate to the Borrower from time to time.

"October 1999 Form 8-K" shall have the meaning provided in section 5.8(a).

"Original Closing Date" shall mean November 1, 1999.

"Payment Office" shall mean the office of the Lender at 66 South Pearl Street, Albany, New York 12207 (facsimile: (518) 487-4285), or such other office, located in a city in the United States Eastern Time Zone, as the Lender may designate to the Borrower from time to time.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor thereto.

"person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" shall mean any multiemployer or single-employer plan as defined in section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"Pledge Agreement" shall have the meaning provided in section 4.1(c).

"Pledged Shares" shall have the meaning provided in the Pledge Agreement.

"Pricing Grid Table" shall mean each Pricing Grid Table which appears in section 2.7(f).

"Prime Rate" shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by KeyBank in Cleveland, Ohio, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum.

"Prime Rate Loan" shall mean each Loan, denominated in U. S. Dollars, bearing interest at the rates provided in section 2.7(a).

"Prohibited Transaction" shall mean a transaction with respect to a Plan that is prohibited under section 4975 of the Code or section 406 of ERISA and not exempt under section 4975 of the Code or section 408 of ERISA.

"Quarterly Payment Amount" shall have the meaning provided in section 2.5(e).

"Registration Statement" shall have the meaning provided in section 4.1(d)(ii).

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

"Reportable Event" shall mean an event described in section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27,
 .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation
section 4043.

"Revolving Commitment" shall mean the obligation of the Lender to make Revolving Loans in an aggregate principal amount initially equal to $50,000,000 as such amount may be reduced from time to time on the terms hereof.

"Revolving Commitment Fee Rate" shall mean 0.10% per annum.

"Revolving Commitment Period" shall mean the period from and including the Closing Date to the Revolving Termination Date.

"Revolving Loans" shall have the meaning provided in section 2.1(a).

"Revolving Notes" shall have the meaning provided in section 2.5(a).

"Revolving Termination Date" shall mean the later of (i) January 15, 2002 and
(ii) any later date the Lender may agree to in writing.

"Scheduled Repayment" shall have the meaning provided in section 3.2(a).

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

"Security Documents" shall mean the Account Control Agreement, the Pledge Agreement and each other document pursuant to which any Lien or security interest is granted by any Credit Party to the Lender as security for any of the obligations of the Borrower under the Credit Documents and any other obligations owed to the Lender or any of its Affiliates which are specifically stated to be secured thereby.

"Subsidiary" of any person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

"Term Loans" shall have the meaning provided in section 2.1(a).

"Term Notes shall have the meaning provided in section 2.5(a).

"Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Prime Rate Loan or a Eurodollar Loan.

"UCC" shall mean the Uniform Commercial Code.

"Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

"Underwriting Agreement" shall mean the Underwriting Agreement with respect to the first firm commitment underwritten public offering of the common stock of the Company registered under the Securities Act of 1933, as amended among the underwriters, signatories thereto and the Company, as modified, amended or supplemented from time to time.

"United States" and "U.S." each means United States of America.

"Wholly-Owned Subsidiary" shall mean with respect to any person each Subsidiary of such person at least 95% of whose capital stock, member interests, partnership interests or other equity interests, other than director's qualifying shares or similar interests, are owned directly or indirectly by such person.

"Written", "written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

1.3. Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

SECTION 2. AMOUNT AND TERMS OF LOANS.

2.1. Commitment for Loans. (a) Revolving Commitment. Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of the Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitment by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. On the Closing Date, (i) the full balance of the Loan (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be converted into and continued as a Revolving Loan hereunder being the same Type and having the same Interest Period subject to, in the case of a Eurodollar Loan, the Applicable Eurodollar Margin of this Agreement; and (ii) all fees and other obligations of the Borrower (including the obligation to pay interest) which shall have accrued but which shall remain unpaid on the Closing Date shall be converted into and continued as obligations of the Borrower hereunder. The Revolving Loans may from time to time be Eurodollar Loans or Prime Rate Loans, as determined by the Borrower and notified to the Lender in accordance with sections 2.3 and 2.6. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(b)	Term Commitment. Subject to the terms and conditions hereof, the Lender agrees to make term loans ("Term Loans") to the Borrower on the Revolving Termination Date in an amount not to exceed the amount of the Revolving Commitment then in effect. The Term Loans may from time to time be Eurodollar Loans or Prime Rate Loans, as determined by the Borrower and notified to the Lender in accordance with sections 2.3 and 2.6.

2.2. Minimum Borrowing Amounts, etc. The aggregate principal amount of each Type of Loan shall not be less than the Minimum Borrowing Amount for such Type of Loan. No Eurodollar Loan which is outstanding shall have the exact same Interest Period as any other Eurodollar Loan which is outstanding. There shall be no more than ten Eurodollar Loans outstanding at any time.

2.3. Disbursement of Loan Proceeds. (a) Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 11:00 A.M. (local time at the Payment Office of the Lender),
(x) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (y) one Business Day prior to the requested Borrowing Date, in the case of Prime Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Revolving Loans made on the Closing Date (except for the Loan (as defined in the Existing Credit Agreement) that is deemed to continue as a Revolving Loan hereunder pursuant to Section 2.1(a)) shall be Prime Rate Loans. Upon receipt of any such notice from the Borrower, the Lender shall no later than 11:00 A.M. (local time at the Payment Office of the Lender) on the Borrowing Date requested by the Borrower make available the amount of the Revolving Loans to be made at the Lender's Payment Office, by depositing such funds to the Borrower's account at such Payment Office, or by wire transferring such funds to such other account in another financial institution located in the United States as may be designated by the Borrower in writing to the Lender.

(b) Procedure for Term Loan Borrowing. The Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 11:00 A.M. (local time at the Payment Office of the Lender), (a) three Business Days prior to the Revolving Termination Date, in the case of Eurodollar Loans, or
(b) one Business Day prior to the Revolving Termination Date, in the case of Prime Rate Loans), requesting that the Lender make the Term Loans on the Revolving Termination Date and specifying (i) the amount and Type of Term Loan to be borrowed, and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of Term Loans and the respective lengths of the initial Interest Period therefor. If the aggregate principal amount of the Term Loans is to be equal to or less than the aggregate principal amount of the Revolving Loans then outstanding, the Term Loans shall be made without any payment being made by the Lender, and the Borrower shall pay any difference to the Lender on the Revolving Termination Date. If the aggregate principal amount of the Term Loans is to be greater than the aggregate principal amount of the Revolving Loans then outstanding, the Term Loans shall be made by the Lender making available no later than 11:00 A.M. (local time at the Payment Office of the Lender) on the Revolving Termination Date the amount equal to such excess at the Lender's Payment Office, by depositing such funds to the Borrower's account at such Payment Office, or by wire transferring such funds to such other account in another financial institution located in the United States as may be designated by the Borrower in writing to the Lender. Promptly after receipt of the Term Note evidencing the Term Loans, the Lender shall mark the Revolving Note "cancelled" and deliver the same to the Borrower.

2.4. Fees. (a) Commitment Fees. The Borrower shall pay to the Lender a commitment fee for the period from and including the Closing Date to the Revolving Termination Date, computed at the Revolving Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)	Closing Fees. The Borrower shall pay to the Lender at its Payment
Office on the Closing Date, and in immediately available funds, such closing fees in connection with the transactions contemplated hereby as have heretofore been agreed upon in writing between the Borrower and the Lender.

2.5. Note; Loan Accounts; Debt Service Reserve Account. (a) Form of Notes. The Borrower's obligation to pay the principal of, and interest on, (i) the Revolving Loans made to it by the Lender shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A-1 (the "Revolving Note"), and (ii) the Term Loans made to it by the Lender shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A-2 (the "Term Note", and together with the Revolving Note, the "Notes").

(b)	Notes. The Notes issued by the Borrower to the Lender shall: (i) be executed by the Borrower; (ii) be payable to the order of the Lender and be dated on or prior to the date of any Loan evidenced thereby; (iii) be payable in the principal amount of Loans evidenced thereby; (iv) mature on the Revolving Termination Date, in the case of the Revolving Note, and on the Maturity Date, in the case of the Term Note; (v) bear interest as provided in section 2.7 in respect of the Prime Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby; (vi) be repayable in the Scheduled Repayments, in the case of the Term Loan provided for in section 3.2; (vii) be subject to mandatory prepayment of Term Loans or Revolving Commitment Reductions, as the case may be, as provided in section 3.2; and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)	Loan Accounts of Lender. The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, and (to the extent applicable) the Interest Period if such Loan is a Eurodollar Loan, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder.

(d)	Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to section 2.5(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans in accordance with the terms of this Agreement.

(e)	Debt Service Reserve Account. The Borrower shall at all times maintain a balance in the Debt Service Reserve Account of an amount equal to six months of interest payable based on the aggregate principal amount of the Loans at any time outstanding at a rate per annum calculated at the highest Applicable Eurodollar Margin indicated in the Pricing Grid Tables, regardless of any other factors; provided that if the Net Cash Proceeds that would result if all of the Pledged Shares permitted to be sold pursuant to section 7.2(c) (based on the Market Value of such Pledged Shares as of the date of determination of such Net Cash Proceeds) is less than an amount equal to (i) three months of interest payable based on the aggregate principal amount of the Loans at any time outstanding at a rate per annum calculated at the highest Applicable Eurodollar Margin indicated in the Pricing Grid Tables, regardless of any other factors, plus (ii) the Scheduled Repayment Amount (the "Quarterly Payment Amount"), the Borrower shall make a deposit to the Debt Service Reserve Account with sufficient funds so that the balance in the Debt Service Reserve Account is equal to or greater than the Quarterly Payment Amount. The Borrower hereby grants to the Lender a security interest in the Debt Service Reserve Account to secure the obligations of the Borrower under the Credit Documents. After all obligations of the Borrower under the Credit Documents shall have been paid in full, the balance, if any, in the Debt Service Reserve Account shall be promptly returned to the Borrower. The Borrower shall execute and deliver to the Lender such further documents and instruments as the Lender may request to evidence the creation and perfection of the Lender's security interest in the Debt Service Reserve Account including but not limited to the Account Control Agreement.

2.6. Voluntary Conversion of Loans. The Borrower shall have the option to Convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of any Loan into a Loan or Loans of the other Type of Loan which can be made hereunder, provided that:

(a) no partial Conversion of a Eurodollar Loan shall reduce the outstanding principal amount thereof to less than the Minimum Borrowing Amount applicable thereto;

(b) any Conversion of a Eurodollar Loan into a Prime Rate Loan shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loan, unless the Borrower pays the compensation required under section 2.10 in connection with such Conversion;

(c) a Prime Rate Loan may only be Converted into a Eurodollar Loan if no Default under section 8.1(a) or Event of Default is in existence on the date of the Conversion unless the Lender otherwise agrees;

(d) a Prime Rate Loan may not be Converted into a Eurodollar Loan during any Eurodollar Pricing Blackout Period;

(e) a Prime Rate Loan may not be Converted into a Eurodollar Loan during any period when such Conversion is not permitted under section 2.9; and

(f) Eurodollar Loans resulting from this section 2.6 shall conform to the requirements of section 2.2.

Each such Conversion shall be effected by the Borrower giving the Lender at its Notice Office, prior to 11:00 A.M. (local time at such Notice Office), at least three Business Days', in the case of Conversion into a Eurodollar Loan (or prior to 11:00 A.M. (local time at such Notice Office) same Business Day's, in the case of a Conversion into a Prime Rate Loan) prior written notice (or telephonic notice promptly confirmed in writing if so requested by the Lender) (each a "Notice of Conversion"), specifying the Loans to be so Converted, the Type of Loans to be Converted into and, if to be Converted into a Eurodollar Loan, the Interest Period to be initially applicable thereto.

2.7. Interest. (a) Interest on Prime Rate Loans. During such periods as a Loan is a Prime Rate Loan, the unpaid principal amount of such Loan shall bear interest at a fluctuating rate per annum which shall at all times be equal to the Prime Rate in effect from time to time.

(b)	Interest on Eurodollar Loans. During such periods as a Loan is a
Eurodollar Loan, the unpaid principal amount of such Loan shall bear interest at a rate per annum which shall at all times during any Interest Period applicable thereto be the relevant Adjusted Eurodollar Rate for such Interest Period, plus the Applicable Eurodollar Margin in effect from time to time.

(c)	Default Interest. Notwithstanding the above provisions, if a Default under section 8.1(a) or Event of Default is in existence, upon written notice from the Lender to the Borrower, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each and every Loan shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the rate otherwise applicable thereto pursuant to section 2.7(a) or (b). If any amount (other than the principal of and interest on the Loans) payable by the Borrower under the Credit Documents is not paid when due, such amount shall, upon written notice from the Lender to the Borrower, bear interest, payable on demand, at a rate per annum equal to the Prime Rate in effect from time to time plus 2% per annum.

(d)	Accrual and Payment of Interest. Interest shall accrue from and including the date of a Loan to but excluding the date of any prepayment or repayment thereof and shall be payable in the case of any Loan, (i) which is a Prime Rate Loan, monthly in arrears on the first Business Day of each calendar month, (ii) which is a Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates which are successively three months after the commencement of such Interest Period, and (iii) on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Computations of Interest. All computations of interest on all Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(f)	Availability of Eurodollar Pricing Option; Determination of Applicable
Eurodollar Margin. A Prime Rate Loan may not be Converted, in whole or in part, into a Eurodollar Loan, and a Eurodollar Loan may not be Continued, in whole or in part, for an additional Interest Period or Interest Periods, during any period (a "Eurodollar Pricing Blackout Period") in which there is no currently effective Applicable Eurodollar Margin which has been determined by the Lender in accordance with the provisions hereof. The Lender shall have the right at any time, based upon a good faith review by it of the factors reflected in the Pricing Grid Tables, information known by it and upon its good faith conclusion that the conditions and requirements necessary to establish and determine an Applicable Eurodollar Margin have not been met or achieved, to withdraw any currently effective determination by it of the Applicable Eurodollar Margin, such withdrawal to be effective on not less than one Business Days' prior written notice to the Borrower. For all purposes of this Agreement, there shall be considered to be in effect a currently effective Applicable Eurodollar Margin only if the Lender shall have given the Borrower written notice of its determination of the Applicable Eurodollar Margin in accordance with the provisions of this section 2.7(f) and such determination shall not have been withdrawn by the Lender in accordance with the above preceding sentence.

As used herein, the term "Applicable Eurodollar Margin", as applied to any Eurodollar Loan, means the particular rate per annum determined by the Lender from time to time in accordance with the Pricing Grid Tables which appear below and the following provisions:

(i) The Lender shall determine the Applicable Eurodollar Margin from time to time whenever it reasonably believes that the factors identified in the Pricing Grid Tables have initially been achieved or have changed. Any determination by the Lender of the Applicable Eurodollar Margin shall become effective on such date as the Lender may specify on not less than one Business Days' prior written notice to the Borrower. Any determination by the Lender of any of the matters referred to in this section 2.7(f) shall be conclusive and binding upon the parties absent manifest error. If on any date of determination of the Applicable Eurodollar Margin the LTRV Ratio and the minimum average daily trading volume would result in different Applicable Eurodollar Margins, the higher Applicable Eurodollar Margin shall govern.

(ii) Notwithstanding the above provisions, during any period when (1) a Default under section 8.1(a) has occurred and is continuing, or (2) an Event of Default has occurred and is continuing, the Applicable Eurodollar Margin shall be the highest rate per annum indicated therefor in the Pricing Grid Tables, regardless of any other factors.

(iii) If the Lender determines at any time that the Applicable Eurodollar Margin could be determined on the basis indicated for both of the Pricing Grid Tables, and the Applicable Eurodollar Margin would be smaller if one Pricing Grid Table were used rather than the other, the Lender's determination of the Applicable Eurodollar Margin shall be made on the basis of the smaller Applicable Eurodollar Margin.

(iv) The Pricing Grid Table which appears below shall be used at such time or times as the Lender shall have determined that (1) some or all of the Pledged Shares are covered by a currently effective registration statement filed under the 1933 Act, (2) the Borrower is not constrained from selling such Pledged Shares by the terms of any "lock-up" or other restriction contained in any other document or by any other applicable requirement, and (3) such Pledged Shares are listed and could be freely traded on NASDAQ or a national stock exchange (the number of Pledged Shares which meet all of the foregoing requirements are herein sometimes referred to as the "Registered Pledged Shares").

                               PRICING GRID TABLE

                      Minimum Average
                   Daily Trading Volume           Applicable Eurodollar Margin
LTRU Ratio     for Most Recent 4 Week Period       (expressed in basis points)

<= 90.00%                 130,000                            175.00
<= 80.00%                 160,000                            120.00
<= 65.00%                 220,000                             90.00
<= 50.00%                 300,000                             75.00

As used above, the term "LTRV Ratio" shall mean the ratio, expressed as a percentage, of (i) the sum of (A) the then aggregate outstanding principal amount of the Loans, plus (B) the amount of interest which would accrue hereunder on such Loans during the succeeding three months if such Loans bore interest at the Prime Rate, to (ii) the Market Value of the Registered Pledged Shares.

(v) The Pricing Grid Table which appears below shall be used at such time or times as the Lender shall have determined that (1) some or all of the Pledged Shares are covered by a currently effective registration statement filed under the 1933 Act, or could be sold in a calendar quarter in compliance with SEC Rule 144, (2) the Borrower is not constrained from selling such Pledged Shares by the terms of any "lock-up" or other restriction contained in any other document or by any other applicable requirement, and (3) such Pledged Shares are listed and could be freely traded on NASDAQ or a national stock exchange.

                                PRICING GRID TABLE

                        Minimum Average
Average Per           Daily Trading Volume            Applicable Eurdollar
Share Price      for Most Recent 4 Week Period    (expressed in basis points)

>= $50.00                    130,000                        175.00
>= $60.00                    160,000                        120.00
>= $70.00                    220,000                         90.00
>= $80.00                    300,000                         75.00

As used above, the term "Average Per Share Price" shall mean the average over the most recent period of 10 trading days of the higher of the closing or bid price per share for the Pledged Shares on a national securities exchange or on NASDAQ.

(vi) [Reserved]

(vii) If at any time subsequent to the Closing Date any of the following events occurs, the Lender shall modify the trading volume and Average Per Share Prices reflected in the Pricing Grid Tables appropriately and shall notify the Borrower of such modifications in writing, whereupon this Agreement shall be deemed amended to reflect the modifications as so notified by the Lender:

(1) the Company shall issue or sell any shares of its Common
Stock in a public offering or placement with institutional investors;

(2) the Company shall grant, issue or sell (whether directly or by assumption in a merger or otherwise) any rights or warrants to subscribe for or to purchase, or any options for the purchase of, its Common Stock or any stock or securities convertible into or exchangeable for its Common Stock, other than pursuant to the stock option and employee stock ownership plans as described in the Registration Statement;

(3) the Company shall issue or sell (whether directly or by assumption in a merger or otherwise) any stock or securities convertible into or exchangeable for its Common Stock;

(4) the Company shall declare an extraordinary dividend or distribution upon any stock of the Company;

(5) there shall be a stock dividend, stock split, reverse stock split, stock reclassification, reduction of capital, or other similar event with respect to the capital stock of the Company;

(6) the Company or any of its Subsidiaries shall directly or indirectly purchase, repurchase, redeem or otherwise acquire for value or retire any shares of the capital stock of the Company; or

(7) shares of the capital stock of the Company shall be issued, or shall be converted or exchanged into other securities or property, in connection with a merger or consolidation involving the Company or any of its Subsidiaries.

(g)	Information as to Interest Rates. The Lender upon determining the interest rate for any Loan shall promptly notify the Borrower thereof.

2.8. Selection and Continuation of Interest Periods. (a) The Borrower shall have the right

(x)	at the time it gives a Notice of Conversion in respect of the
Conversion into a Eurodollar Loan, to select in such Notice the Interest Period to be applicable to such Eurodollar Loan, and

(y)	prior to 11:00 A.M. (local time at the Notice Office) on the third
Business Day prior to the expiration of an Interest Period applicable to a Eurodollar Loan, to elect by giving the Lender written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) to Continue all or the Minimum Borrowing Amount of the principal amount of such Eurodollar Loan as one or more Eurodollar Loans and to select the Interest Period to be applicable to any such Eurodollar Loan (any such notice, a "Notice of Continuation"), which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided that notwithstanding anything to the contrary contained above, the Borrower's right to select an Interest Period or to effect any Continuation shall be subject to the applicable provisions of section 2.9 and to the following:

(i) no Eurodollar Loan may result from a Conversion, and no Interest
Period for a Eurodollar Loan may be Continued, during any Eurodollar Pricing Blackout Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of the Conversion into or initial Continuation of such Eurodollar Loan and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period expires;

(iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period for any Eurodollar Loan may be selected which would end after the Maturity Date;

(vi) no Eurodollar Loan resulting from a Continuation shall be in a principal amount less than the Minimum Borrowing Amount applicable thereto;

(vii) no Interest Period may be elected at any time when a Default under section 8.1(a) or an Event of Default is then in existence unless the Lender otherwise agrees; and

(viii) no Interest Period for any Eurodollar Loan which is a Revolving Loan may be selected which would end after the Revolving Termination Date.

(b)	If upon the expiration of any Interest Period the Borrower would have been entitled to but has failed to Continue the respective Eurodollar Loan by electing a new Interest Period to be applicable thereto as provided above, the Borrower shall be deemed to have elected to Continue such Eurodollar Loan for an additional Interest Period of the shorter of (i) the same length as the expiring Interest Period or (ii) the longest Interest Period otherwise permissible under section 2.8(a)(iv). In such circumstance, the Lender shall determine the relevant Adjusted Eurodollar Rate applicable to such additional Interest Period two Business Days prior to the commencement of such additional Interest Period. If upon the expiration of any Interest Period the Borrower is not entitled to elect a new Interest Period to be applicable to a Eurodollar Loan as provided above, the Borrower shall be deemed to have elected to Convert such Eurodollar Loan to a Prime Rate Loan effective as of the expiration date of such current Interest Period.

2.9. Illegality, Increased Costs, etc. (a) If the Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder, (i) the obligation of the Lender to Continue a Eurodollar Loan for a new Interest Period commencing on the expiration of the current Interest Period, or to Convert a Prime Rate Loan into a Eurodollar Loan, as applicable, shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Loans then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Lender, Converts all Eurodollar Loans then outstanding into Prime Rate Loans.

(b)	If the Lender shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by the Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount reasonably deemed by the Lender to be material the rate of return on the Lender's or its parent corporation's capital or assets as a consequence of the Lender's commitments or obligations hereunder to a level below that which the Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender's or its parent corporation's policies with respect to capital adequacy), then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its parent corporation for such reduction. The Lender, upon determining in good faith that any additional amounts will be payable pursuant to this section 2.9(b), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this section 2.9(b) upon the subsequent receipt of such notice.

(c)	Notwithstanding anything in this Agreement to the contrary, (i) the
Lender shall not be entitled to compensation or payment or reimbursement of other amounts under section 2.9(b) for any amounts incurred or accruing more than 180 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such section, and (ii) the Lender shall not demand compensation for any reduction referred to in section 2.9(b) if it shall not at the time be the general policy or practice of the Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

2.10. Breakage Compensation. The Borrower shall compensate the Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses (including loss of anticipated profits), expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans) which the Lender may sustain: (i) if for any reason (other than a default by the Lender), a Continuation of, or Conversion into, a Eurodollar Loan by the Borrower does not occur on a date specified therefor in a Notice of Continuation or Notice of Conversion, (ii) if any repayment, prepayment, Continuation or Conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement.

SECTION 3. PAYMENTS.

3.1A	Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Lender, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Revolving Loans outstanding would exceed the Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $100,000 thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.1. Voluntary Prepayments. The Borrower shall have the right to prepay any of its Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions:

(a) the Borrower shall give the Lender at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Eurodollar Loans (and the amount thereof) to be prepaid, which notice shall be received by the Lender by

(x) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or

(y)	12:00 noon (local time at the Notice Office) on the date of such prepayment, in the case of any prepayment of Prime Rate Loans;

(b) each partial prepayment of any Loan shall be in an aggregate principal of at least (i) $500,000 or an integral multiple of $100,000 in excess thereof, in the case of Prime Rate Loans, and (ii) $2,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loans;

(c) no partial prepayment of any Loan shall reduce the principal amount of such Loan to an amount less than the Minimum Borrowing Amount applicable thereto;

(d) each prepayment pursuant to this section 3.1 shall be applied to the Scheduled Repayments in order of maturity; and

(e) each prepayment of Eurodollar Loans pursuant to this section 3.1 on any date other than the last day of the Interest Period applicable thereto shall be accompanied by any amounts payable in respect thereof under section 2.10.

3.2. Scheduled Repayments and Mandatory Prepayments and Commitment Reductions. The Loans shall be subject to mandatory repayment or prepayment in accordance with the following provisions:

(a) Scheduled Repayments of Term Loans. On the last Business Day of each March, June, September and December, commencing with the first such date which follows the Revolving Termination Date and continuing until the last such date which is prior to the Maturity Date, the Borrower shall be required to, and shall, repay an amount equal to 12.5% of the aggregate principal amount of the Term Loans made on the Revolving Termination Date, and on the Maturity Date the Borrower shall repay the entire remaining aggregate principal amount of the outstanding Term Loans (each such repayment, a "Scheduled Repayment"). Voluntary prepayments of the Term Loans pursuant to section 3.1 and mandatory prepayments of the Term Loans pursuant to section 3.2(c) will be applied to the Scheduled Repayments in order of maturity.

(b) If Collateral Coverage Ratio Not Met. If on any date (after giving effect to any other payments on such date) when the Market Value per share of the common stock of the Company falls below $50.00 per share, the Lender determines (which determination shall be binding on the parties, in the absence of manifest error) that the Collateral Coverage Ratio is less than 2.00 to 1.00, then (1) the Lender shall promptly notify the Borrower thereof in writing, specifying the amount of additional shares of common stock of the Company which would be required to be pledged under the Pledge Agreement so as to result in a Collateral Coverage Ratio of at least 2.00 to 1.00, and (2) if within three Business Days after any such notice is given the Borrower does not so pledge such additional shares of the Company sufficient to achieve such Collateral Coverage Ratio, the Borrower will immediately prepay Loans in an aggregate principal amount, conforming to the requirements as to the amount of partial prepayments provided for in section 3.1, at least sufficient to result in a Collateral Coverage Ratio of at least 2.00 to 1.00. Any prepayments of the Term Loans pursuant to this section 3.2(b) shall be applied (if applicable) to the Scheduled Repayments in inverse order of maturity. Additional shares of common stock of the Company required to be pledged hereunder shall be pledged based on initial date of continuous legal ownership of such shares by the Borrower, from oldest to most recent.

(c) Sales, etc. of Pledged Shares. If at any time the Borrower shall receive Net Cash Proceeds from (1) any sale, transfer or other disposition by the Borrower of any Pledged Shares, (2) any dividend or distribution in connection with a partial or complete liquidation of the issuer of any of the Pledged Shares, or (3) any transaction involving a merger, consolidation, reorganization or recapitalization of the issuer of the Pledged Shares, then promptly and in any event not later than the third Business Day following the date of receipt by the Borrower of any such Net Cash Proceeds, the Borrower shall prepay the principal of the Loans in an aggregate amount, conforming to the requirements as to the amount of partial prepayments provided for in section 3.1, equal to at least 100% of the Net Cash Proceeds so received. Any prepayments of the Loans pursuant to this section 3.2(c) shall be applied (if applicable) to the Scheduled Repayments in order of maturity.

(d) Change of Control. On the date on which a Change of Control occurs, notwithstanding anything to the contrary contained in this Agreement, the then outstanding principal amount of all Loans shall become due and payable and shall be prepaid in full and the Revolving Commitment shall terminate automatically without further action.

(e) [Reserved]

(f) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this section 3.2, the Borrower shall designate the Types of Loans which are to be prepaid and the specific Loan(s) to which such repayment or prepayment is to be made, provided that (i) the Borrower shall first so designate all Loans that are Prime Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of a Eurodollar Loan is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the remaining principal amount of such Eurodollar Loan shall be Converted into a Prime Rate Loan. In the absence of a designation by the Borrower as described in the preceding sentence, the Lender shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under section 2.10. Any repayment or prepayment of Eurodollar Loans pursuant to this section 3.2 shall in all events be accompanied by such compensation as is required by section 2.10. Any reduction of the Revolving Commitment under this section 3.2 shall be accompanied by a prepayment of the Revolving Loans to the extent, if any, that Revolving Loans exceed the amount of the Revolving Commitment as so reduced.

3.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Lender not later than 12:00 noon (local time at the Payment Office) on the date when due and shall be made at the Payment Office in immediately available funds and in lawful money of the United States of America, it being understood that telephonic notice (confirmed in writing) by the Borrower to the Lender to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension. All payments made by the Borrower hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense.

SECTION 4. CONDITIONS PRECEDENT.

4.1. Conditions to Making Loans on the Closing Date. The obligation of the Lender to make the Loan on the Closing Date is subject to the satisfaction of each of the following conditions on the Closing Date:

(a) Notice of Closing Date; Effectiveness; Revolving Note. The Lender shall have received a notice of the Closing Date in accordance with the requirements of section 2.3 and on or prior to the Closing Date, (A) the Effective Date shall have occurred and (i) there shall have been delivered to the Lender the Revolving Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

(b) Fees, etc. The Borrower shall have paid or caused to be paid all fees required to be paid by it on or prior to such date pursuant to section 2.4 hereof and all reasonable fees and expenses of the Lender and of special counsel to the Lender which have been invoiced on or prior to such date in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

(c) Other Credit Documents. The Credit Parties named therein shall have duly executed and delivered and there shall be in full force and effect, and original counterparts shall have been delivered to the Lender, of, (i) the Amended and Restated Account Control Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Account Control Agreement"), substantially in the form attached hereto as Exhibit B-1; and (ii) the Amended and Restated Pledge Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement"), substantially in the form attached hereto as Exhibit B-2.

(d) [Reserved.]

(e) No Default or Event of Default; Representations True and Correct. At and as of the Closing Date and after giving effect to the Loan made on the Closing Date, (a) there shall exist no Default or Event of Default and (b) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

(f) Corporate Charter and Long Form Good Standing. The Lender shall have received (i) a copy of the Certificate or Articles of Incorporation of the Borrower and any and all amendments and restatements thereof, certified as of a recent date by the Secretary of State (or other appropriate governmental official) of the State of New York, and (ii) a certificate the Secretary of State of the State (or other appropriate governmental official) of New York, dated as of a recent date, listing all charter documents affecting the Borrower and certifying as to the good standing of the Borrower.

(g) Corporate Certificate. The Lender shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date or reasonably prior thereto, substantially in the form attached hereto as Exhibit C, and such certificate shall be satisfactory in form and substance to the Lender.

(h) Opinion of Counsel. On the Closing Date, the Lender shall have received an opinion, addressed to the Lender and dated the Closing Date, from Catherine Hill, Esq., counsel for the Borrower, substantially in the form of Exhibit D hereto and covering such other matters incident to the transactions contemplated hereby as the Lender may reasonably request, such opinion to be in form and substance satisfactory to the Lender.

(i) Deposit and Delivery of Collateral; Taxes, etc. All collateral items required to be deposited with or physically delivered to the Lender under the Security Documents shall have been so deposited or delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution and delivery of the Security Documents, the perfection of the security interests created thereunder and the issue and delivery of the Revolving Note shall have been paid in full. After giving effect to such deposits and delivery, the Collateral Coverage Ratio shall be at least 2.00 to 1.00.

(j) Proceedings and Documents. All corporate (or other organizational) and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Lender and its special counsel and the Lender shall have received all such counterpart originals or certified or other copies of such documents as the Lender or its special counsel may reasonably request.

(k) Debt Service Reserve Account. The Debt Service Reserve Account shall have been established and funded by the Borrower in accordance with the terms hereof. 4.2. Conditions to Making Each Loan. The obligation of the Lender to make any Loans requested to be made by it on any date (including on the Closing
Date) is subject to the satisfaction of each of the following conditions precedent on such date:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Credit Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement and to make the Loan on the Closing Date, the Borrower makes the following representations and warranties to, and agreements with, the Lender, all of which shall survive the execution and delivery of this Agreement and the incurrence of the Loan:

5.1. Organizational Status, etc. Each of the Borrower and its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

5.2. Subsidiaries. As of the date hereof, the Borrower has no Subsidiary other than MTI International Inc. a Guam corporation, Turbonetics Energy, Inc., a New York corporation; and MTI Instruments, Inc., a New York corporation.

5.3. Organizational Power and Authority, etc. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party. Each Credit Party has duly executed and delivered each Credit Document to which it is party and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.4. No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is party nor compliance with the terms and provisions thereof, nor the consummation of the loan transactions contemplated therein (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Lien of any Security Document) upon any of the property or assets of such Credit Party or any of its Subsidiaries pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the articles or certificate of incorporation, code of regulations, by-laws or other organizational document of such Credit Party.

5.5. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which any Credit Party is a party.

5.6. Litigation. There are no actions, suits or proceedings pending or, to, the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (i) that have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) which question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Credit Documents.

5.7. Use of Proceeds; Margin Regulations. (a) The proceeds of the Loans shall be used only for the general corporate purposes, including to finance acquisitions and to pay related fees and expenses.

(b)	No part of the proceeds of any Loan will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.8. Financial Statements, etc. (a) The Borrower has furnished to the Lender complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of the end of its fiscal years ended on or nearest to September 30, 1998 and September 30, 1999, and the related audited consolidated statements of income, stockholders' equity, and cash flows for the fiscal years then ended, accompanied by the unqualified report thereon of the Borrower's independent accountants; and (ii) the unaudited condensed consolidated balance sheets of the Borrower and its consolidated subsidiaries as of December 31, 1999, and the related unaudited condensed consolidated statements of income and of cash flows of the Borrower and its consolidated subsidiaries for the fiscal quarter or quarters then ended, as contained in the Form 10-Q Quarterly Report of the Borrower filed with the SEC for such fiscal quarter. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Borrower and its consolidated subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements which are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of the Loans hereunder, any material or significant contingent liability, or liability for taxes, long-term lease or unusual forward or long-term commitment, that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, except for the commitments and other obligations and liabilities incurred in connection with the sale of Ling Electronics, Inc. and Ling Electronics, Ltd. in October 1999, and the investment and other commitments made with Satcon Technology Corporation in October 1999, all as previously publicly announced and described in a Form 8-K Current Report with respect thereto filed by the Borrower with the SEC (the "October 1999 Form 8-K").

(b)	Each Credit Party has received consideration which is the reasonable equivalent value of the obligations and liabilities that it has incurred to the Lender. Each Credit Party has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, is solvent and able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and no Credit Party is entering into the Credit Documents with the intent to hinder, delay or defraud its creditors. For purposes of this section 5.8(b), "debt" means any liability on a claim, and "claim" means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

5.9. No Material Adverse Change. Since September 30, 1999, there has been no change in the condition, business or affairs of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect, other than any changes which may have been described in the Borrower's October 1999 Form 8-K and the Form 10-Q Quarterly Reports for subsequent fiscal periods which have been filed with the SEC and copies of which have been delivered to the Lender prior to the date hereof .

5.10. Tax Returns and Payments. The Borrower and each of its Subsidiaries has each filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. The Borrower knows of no proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

5.11. Title to Properties, etc. The Borrower and each of its Subsidiaries has good and marketable title, in the case of real property, and good title (or valid leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets; and the interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in section 5.8, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries; provided, that it is understood that the foregoing representation is qualified by the fact and effect of the sale in October 1999 by Borrower of certain of its then Subsidiaries as described in the October 1999 Form 8-K.

5.12. Lawful Operations, etc. Except for known situations or incidents which are reserved for on the most recent consolidated balance sheet referred to in section 5.8 or which, if not so reserved, could not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries is in full compliance with all material requirements imposed by law which are applicable to them, their operations or their properties, whether federal or state or local, including (without limitation) all Environmental Laws.

5.13. Compliance with ERISA. Compliance by the Borrower with the provisions hereof and Loans contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or section 4975 of the Code. The Borrower and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or, to the best of the Borrower's knowledge, could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a "contributing sponsor" (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Lender in writing.

5.14. Intellectual Property, etc. The Borrower and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, servicemarks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, which in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.15. Year 2000 Computer Matters. The Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis the "Year 2000 Computer Issue" (that is, the risk that computer applications used by the Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). The "Year 2000 Computer Issue" is not reasonably likely to have a Material Adverse Effect.

5.16. Investment Company Act, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

5.17. Security Interests. Once executed and delivered, and until terminated in accordance with the terms thereof, each of the Security Documents creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Lender, superior to and prior to the rights of all third persons and subject to no other Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

5.18. True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such person in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Borrower is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

SECTION 6.  AFFIRMATIVE COVENANTS.

The Borrower hereby covenants and agrees that, unless subsequent to the Effective Date the Lender otherwise consents in writing, the Borrower will from and after the Effective Date and until such time as the Commitment has been terminated and the Loans, together with interest, have been paid in full, comply with the following covenants:

6.1. Reporting Requirements.  The Borrower will furnish to the Lender:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, of stockholder's equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the unaudited condensed consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited condensed consolidated and consolidating statements of income and of cash flows for such quarterly period, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which consolidated financial statements shall be certified on behalf of the Borrower by the Chief Financial Officer or other Authorized Officer of the Borrower, subject to changes resulting from normal year- end audit adjustments.

(c) Officer's Compliance Certificates. At the time of the delivery of the financial statements provided for in sections 8.1(a) and (b), a certificate on behalf of the Borrower of the Chief Financial Officer or other Authorized Officer of the Borrower to the effect that, to the best knowledge of the Borrower, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof.

(d) Budgets and Forecasts. Not later than 30 days after the commencement of each fiscal year of the Borrower, a consolidated budget in reasonable detail for such entire fiscal year and for each of the fiscal quarters in such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries (and their respective divisions or lines of business) for the period or periods covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e) Notice of Default or Litigation. Promptly, and in any event within three Business Days, in the case of clause (i) below, or five Business Days, in the case of clause (ii) below, after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and
(ii) any litigation or governmental or regulatory investigation or proceeding pending against or involving the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(f) ERISA. Promptly, and in any event within 10 days after the Borrower has actual knowledge of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate on behalf of the Borrower of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:

(i) that a Reportable Event has occurred with respect to any Plan;

(ii) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other person to terminate any Plan;

(iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan;

(iv) the institution of any steps by the Borrower or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $1,000,000;

(v) a non-exempt "prohibited transaction" within the meaning of section 406 of ERISA in connection with any Plan;

(vi) that a Plan has an Unfunded Current Liability exceeding $1,000,000;

(vii) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or

(viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after the Borrower obtains actual knowledge thereof, notice of any of the following environmental matters which involves any reasonable possibility (in the Borrower's reasonable judgment) of resulting in a Material Adverse Effect:
(i) any pending or threatened (in writing) Environmental Claim; or (ii) any condition or occurrence which would reasonably be expected to form the basis of an Environmental Claim. All such notices shall describe in reasonable detail the nature of the Environmental Claim or other matter and the Borrower's or such Subsidiary's evaluation thereof or response thereto.

(h) SEC Reports and Registration Statements. Promptly upon transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC.

(i) Other Information. With reasonable promptness, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as any Lender may reasonably request from time to time.

6.2. Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP, in the case of the Borrower, or which are reconcilable to a GAAP presentation, in the case of any Subsidiary; and (ii) permit, upon at least two Business Days' notice to the Chief Financial Officer or any other Authorized Officer of the Borrower, officers and designated representatives of the Lender to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another person), and to examine (and make copies of or take extracts from) the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Lender may request.

6.3. Insurance. The Borrower will, and will cause each of its Subsidiaries to,
(i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof, and (ii) forthwith upon the Lender's written request, furnish to the Lender such information about such insurance as the Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Lender and certified by an Authorized Officer of the Borrower.

6.4. Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the Borrower will not be considered to be in default of any of the provisions of this sentence if the Borrower or any Subsidiary fails to pay any such amount which, individually or in the aggregate, is immaterial to the Borrower and its Subsidiaries considered as an entirety.

6.5.	Corporate Franchises. The Borrower will do, and will cause each of its
Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate or other organizational existence, rights, authority and franchises, provided that nothing in this section 6.5 shall be deemed to prohibit (i) any transaction permitted by section 7.2; (ii) the termination of existence of any Subsidiary if (A) the Borrower determines that such termination is in its best interest and (B) such termination is not adverse in any material respect to the interests of the Lender as a creditor of the Borrower; or (iii) the loss of any rights, authorities or franchises if the loss thereof, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.5. Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, provided that this sentence shall not prohibit the Borrower or any Subsidiary from discontinuing the operation and/or the maintenance of any of its properties if (i) the Borrower has concluded that such discontinuance is desirable in the overall conduct of the business of the Borrower and its Subsidiaries considered as an entirety, and (ii) such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, including (without limitation) all Environmental Laws, other than those (i) being contested in good faith by appropriate proceedings, as to which adequate reserves are established to the extent required under GAAP, and (ii) the noncompliance with which would not have, and which would not be reasonably expected to have, a Material Adverse Effect.

6.7. Reserved.

6.8. Senior Debt. The Borrower will at all times ensure that (i) the claims of the Lender in respect of the Loans and the Borrower will, with respect to any Collateral, rank prior to the claims of any other creditor of the Borrower with respect to the Collateral which arise out of other Debt of the Borrower; and
(ii) any Debt of the Borrower which is subordinated in any manner to the claims of any secured or unsecured creditor of the Borrower will be subordinated in like manner to the claims of the Lender in respect of the Loans.

SECTION 7. NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that, unless subsequent to the Effective Date the Lender otherwise consents in writing, the Borrower will from and after the Effective Date and until such time as the Commitment has been terminated and the Loans, together with interest, have been paid in full, comply with the following covenants:

7.1. Changes in Business. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the general nature of the business engaged in or contemplated to be engaged in by the Borrower and its Subsidiaries on the date hereof.

7.2. Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) sell or otherwise dispose of any of its property or assets, or (4) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) Certain Intercompany Mergers, etc.   If no Default or Event of Default
shall have occurred and be continuing or would result therefrom,

(i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower with or into the Borrower, provided that the Borrower is the surviving or continuing or resulting corporation;

(ii) the merger, consolidation or amalgamation of any Subsidiary of the Borrower with or into another Subsidiary of the Borrower, provided that the surviving or continuing or resulting corporation is a Wholly-Owned Subsidiary of the Borrower;

(iii) the liquidation, winding up or dissolution of any Subsidiary of the Borrower; and

(iv) the transfer or other disposition of any property by the Borrower to any Wholly-Owned Subsidiary or by any Subsidiary to the Borrower or any other Wholly-Owned Subsidiary of the Borrower;

shall each be permitted, if after giving effect thereto at least 60% of the consolidated total assets of the Borrower are owned directly by the Borrower and not indirectly through Subsidiaries.

(b) Other Mergers, etc. Involving the Borrower. The Borrower may consolidate or merge with any other corporation, or sell, transfer or otherwise dispose of all or substantially all of the property and assets of the Borrower and its Subsidiaries to any person, if (i) the surviving, continuing or resulting corporation of such merger or consolidation (if other than the Borrower) or the acquiring person unconditionally assumes the obligations of the Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Lender, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) the security interests created by the Security Documents would not be impaired, or the priority thereof adversely affected, as a result thereof, and (iv) no Change of Control would be occasioned thereby.

(c) Sales of Company Shares. The Borrower may sell any shares of the Company for cash consideration if:

(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that, if a Default or Event of Default shall have occurred and be continuing or would result therefrom, the Lender may sell Pledged Shares as permitted under the Credit Documents;

(ii) both before and after giving effect to such sale and any contemporaneous prepayment of the Loans out of the proceeds thereof, the Collateral Coverage Ratio would be at least 2.00 to 1.00;

(iii) such sale is made in (1) an open market transaction at the prevailing market bid, asked or closing price; or (2) a private transaction, including a transaction with a "market maker" or underwriter and the consideration for such transaction represents fair value (as determined by management of the Borrower); and

(iv) contemporaneously with the completion of such transaction the Borrower prepays its Term Loans only if required by section 3.2 hereof.

(d) Sales of Inventory and Certain Ordinary Course Sales. The Borrower or any of its Subsidiaries may effect sales of inventory and worn-out, obsolete or surplus real property and improvements, equipment and fixtures, in each case in the ordinary course of business.

(e) Other Permitted Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may (1) sell any other property, or (2) permit any Subsidiary to be merged or consolidated with a person which is not an Affiliate of the Borrower; provided that:

(i) the consideration for such transaction represents fair value (as determined by management of the Borrower), and in the case of any such transaction involving consideration in excess of $2,000,000, at least 75% of such consideration consists of cash, and

(ii) the cumulative aggregate consideration for all transactions referred to in this section 7.2(e) which involve any assets other than liquid investments or marketable securities and which are completed after September 30, 1999 does not exceed $1,000,000;

and, provided, further, that there shall be excluded from the operation of, and any computations under, this section 7.2(e), the October 1999 sale of all or substantially all of the assets of Ling Electronics, Inc. and Ling Electronics, Ltd.

To the extent the Lender waives the provisions of this section 7.2 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by this section 7.2, (i) such

Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if all of the capital stock of a Subsidiary which is a party to is sold as permitted by this section 7.2, such Subsidiary shall be released from ; and (iii) the Lender shall take all actions necessary in order to effectuate the foregoing. Without limitation of the foregoing, if the Borrower indicates that it intends in accordance with section 7.2(c) to sell any Pledged Shares covered by one or more stock certificates in the possession of the Lender under the Pledge Agreement, the Lender will cooperate with the Borrower to pre-position appropriate stock certificates with the broker selected by the Borrower to effect any particular sale.

7.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (1) create or suffer to exist, any security interest or other Lien, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or (2) assign any right to receive income, in each case to secure or provide for the payment of any Debt, except that the foregoing restriction shall not apply to:

(a) Liens created in favor of the Lender pursuant to the Security Documents;

(b) any other Liens in favor of the Lender or any of its Affiliates securing any obligations of the Borrower or any of its Subsidiaries or Affiliates; or

(c) the following: (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, and (ii) security interests or other Liens existing on such property at the time of its acquisition (other than any such security interest or other Lien created in contemplation of such acquisition), provided that the aggregate principal amount of the Debt secured by the security interests and other Liens referred to in this section 7.3(b) shall not exceed $250,000 at any time outstanding.

7.4. Dividends, etc. The Borrower will not (i) directly or indirectly declare, order, pay or make any dividend or other distribution on or in respect of any capital stock of any class of the Borrower, whether by reduction of capital or otherwise, other than dividends payable solely in shares (or rights to acquire shares) of the same class, or (ii) directly or indirectly make, or permit any of its Subsidiaries to directly or indirectly make, any purchase, redemption, retirement or other acquisition of (1) any capital stock of any class of the Borrower, or (2) any warrants, rights or options to acquire, or any securities convertible into or exchangeable for, any capital stock of the Borrower.

7.5. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States which in the good faith judgment of the Borrower complies with any applicable legal requirements of the Internal Revenue Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders which are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement.

7.6. Collateral Coverage Ratio. The Borrower will not permit the Collateral Coverage Ratio to be less than 2.0 to 1.0 at any time.

SECTION 8. EVENTS OF DEFAULT.

8.1. Events of Default. Any of the following specified events shall constitute an Event of Default (each an "Event of Default"):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at Maturity, on a date fixed for a Scheduled Repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans; or
(iii) default, and such default shall continue for 10 or more days after the Lender's written request therefor, in the payment when due of any other amounts owing hereunder or under any other Credit Document; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Negative Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in section 7.2, 7.3, 7.4 or 7.6 of this Agreement or section 9(b) or 9(c) of the Security Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in section 8.1(a) or
(b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an executive officer of the Borrower obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Lender (any such notice to be identified as a "notice of default" and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Debt or other financial obligation (other than the Loans) owed to the Lender or any of its Affiliates, or any Debt having an unpaid principal amount of $1,000,000 or greater, and such default shall continue after the applicable grace period, if any, specified in any agreement or instrument relating thereto, or (ii) default in the observance or performance of any covenant or condition contained in any such agreement or instrument (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or other financial obligations (or a trustee or agent on behalf of such holder or holders) to cause any such Debt or other financial obligations to become due prior to its stated maturity; or any such Debt or other financial obligation shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or

(f) Other Credit Documents: or any Security Document (once executed and delivered) shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect; or any Credit Party shall default in any payment obligation thereunder beyond any grace period provided in respect thereof (taking into account any notice required to be given in connection therewith); or any Credit Party shall default in any material respect in the due performance and observance of any other obligation thereunder and such default shall continue unremedied for a period of at least 30 days after notice by the Lender; or any Credit Party shall (or seek to) disaffirm or otherwise limit its obligations thereunder otherwise than in strict compliance with the terms thereof; or

(g) Judgments: one or more judgments or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not denied coverage or reserved its rights) of $1,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries, and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Bankruptcy, etc.:  any of the following shall occur:

(i) the Borrower or any of its Material Subsidiaries (the Borrower and each of such other persons, each a "Principal Party") shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or

(ii) an involuntary case is commenced under the Bankruptcy Code against any Principal Party and the petition is not controverted within 10 days, or is not dismissed within 90 days, after commencement of the case; or

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Principal Party; or

(iv) any Principal Party commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "conservator") of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Principal Party; or

(v) any such proceeding is commenced against any Principal Party to the extent such proceeding is consented by such person or remains undismissed for a period of 90 days; or

(vi) any Principal Party is adjudicated insolvent or bankrupt; or

(vii) any order of relief or other order approving any such case or proceeding is entered; or

(viii) any Principal Party suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 90 days; or

(ix) any Principal Party makes a general assignment for the benefit of creditors; or

(x) any corporate (or similar organizational) action is taken by any Principal Party for the purpose of effecting any of the foregoing; or

(i) ERISA: (i) any of the events described in clauses (i) through (viii) of section 6.1(f) shall have occurred; or (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events or any such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Lender, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(j) Liquidity Events: a Liquidity Event shall occur. 8.2. Acceleration, etc. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Lender may, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Lender's Revolving Commitment terminated, whereupon the Revolving Commitment of the Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) apply the amounts held in the Debt Reserve Account in accordance with section 8.3; and/or

(d) exercise any other right or remedy available under any of the Credit Documents or applicable law;

provided that, if an Event of Default specified in section 8.1(h) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Lender as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

8.3. Application of Liquidation Proceeds. All monies received by the Lender from the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

(a) first, to the payment of all expenses (to the extent not paid by the Borrower) incurred by the Lender in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys' fees, court costs and any foreclosure expenses;

(b) second, to the payment of interest then accrued on the outstanding Loans;

(c) third, to the payment of the principal balance then owing on the outstanding Loans;

(d) fourth, to the payment to the Lender of any other amounts then accrued and unpaid under the Credit Documents;

(e) fifth, to the payment of all other amounts owed by the Borrower to the Lender and/or any of its Affiliates which are secured by the Security Documents, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(f) finally, any remaining surplus to the Borrower or to whomsoever shall be lawfully entitled thereto.

SECTION 9. MISCELLANEOUS.

9.1. Payment of Expenses etc. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay (or reimburse the Lender for) all reasonable out-of-pocket costs and expenses of the Lender in connection with (i) the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein, (ii) any amendment, waiver or consent relating to any of the Credit Documents which is requested by any Credit Party, and (iii) the enforcement of any of the Credit Documents or the other documents and instruments referred to therein, including, without limitation, in each such case the reasonable fees and disbursements of Jones, Day, Reavis & Pogue, or other special counsel to the Lender.

(b)	The Borrower agrees to pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes.

(c)	The Borrower agrees to indemnify the Lender and its officers, directors, employees, representatives, agents and Affiliates, and their respective successors and assigns (collectively, the "Indemnitees") from and hold each of them harmless against any and all losses, costs, expenses, liabilities, penalties, fines, claims, damages, costs or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of

(i) any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, other than any such investigation, litigation or proceeding arising out of transactions solely involving the assignment by the Lender of all or a portion of its Loans and Commitment, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of the Lender by any regulatory or other governmental authority having jurisdiction over it, or

(ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its

Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries, in respect of any such property, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the person to be indemnified or of any other Indemnitee who is such person or an Affiliate of such person). To the extent that the undertaking to indemnify, pay or hold harmless any person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

9.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Debt at any time held or owing by the Lender (including, without limitation, by branches and agencies of the Lender wherever located) to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.3. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile and e-mail transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, if to the Borrower, at 325 Washington Avenue Ext., Albany, New York 12205, attention:
Chief Financial Officer (facsimile: (518) 218-2527); or if to the Lender at its Notice Office; or at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, transmitted, or cabled or sent by overnight courier, and shall be effective when received.

9.4. Benefit of Agreement. (a) General. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and, provided, further, that any assignment by the Lender of its rights and obligations hereunder shall be effected in accordance with section 9.4(c).

(b)	Participations. Notwithstanding the foregoing, the Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Affiliate of the Lender which is a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D), or

(y) one or more other commercial banks, financial institutions or other "accredited investors" as so defined, provided that in the case of any such participation, (i) the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant's rights against the Lender in respect of such participation to be those which are customary and are set forth in the agreement executed by the Lender in favor of the participant relating thereto);
(ii) the Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged; (iii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iv) the Lender shall remain the holder of any Note for all purposes of this Agreement; and (v) the Borrower shall continue to deal solely and directly with the selling Lender in connection with the Lender's rights and obligations under this Agreement.

(c)	Assignments by Lender. Notwithstanding the foregoing, the Lender may assign all of its Loans and Commitment, and its rights and obligations hereunder, to (i) an Affiliate of the Lender which is a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D), or (ii) another commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D) which (if no Event of Default is in existence) is reasonably acceptable to the Borrower. Upon any such assignment the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment. Nothing in this section 9.4(c) shall prevent or prohibit the Lender from pledging its Note or Loans to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank.

(d)	No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this section 9.4, no transfer or assignment of the interests or obligations of the Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

(e)	Representations of Lender. The Lender initially party to this Agreement hereby represents, and each person that became the Lender pursuant to an assignment permitted by this section 9.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding sections 9.4(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by the Lender shall at all times be within its exclusive control.

9.5. No Waiver: Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

9.6. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

9.7. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Supreme Court of Albany County, New York, or of the United States for the Northern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to section 9.3, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)	The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in section 9.7(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)	EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL
RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

9.9. Effectiveness; Integration. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and the Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Lender at the Notice Office. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

9.10. Headings Descriptive. The headings of the several sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.11. Amendment or Waiver. Neither this Agreement, any of the other Credit Documents, nor any terms hereof or thereof, may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Borrower (or other appropriate Credit Party) and the Lender.

9.12. Survival of Indemnities. All indemnities set forth herein including, without limitation, in section 2.9, 2.10 and 9.1 shall survive the execution and delivery of this Agreement and the making and prepayment or repayment of the Loans.

9.13. Domicile of Loans. The Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or Affiliate of the Lender, provided that the Borrower shall not be responsible for any additional costs arising under section 2.9 resulting from any such transfer.

9.14. Confidentiality. The Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Lender may in any event make disclosures of, and furnish copies of such information (i) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee and/or participant shall execute an agreement for the benefit of the Borrower with such prospective transferor Lender and/or participant containing provisions substantially identical to those contained in this section 9.14);
(ii) to its parent corporation or corporations and its and their Affiliates, and to its and their auditors and attorneys; and (iii) as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In no event shall the Lender be obligated or required to return any materials furnished by or on behalf of the Borrower or any of its Subsidiaries. The Borrower hereby agrees that the failure of the Lender to comply with the provisions of this section 9.14 shall not relieve the Borrower of any of its obligations to the Lender under this Agreement and the other Credit Documents.

9.15. General Limitation of Liability. No claim may be made by or through the Borrower or any of its Affiliates against the Lender or its directors, officers, employees, attorneys, agents or Affiliates, and no claim may be made by the Lender against the Borrower, for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith; and the Borrower and the Lender each hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.16. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Lender, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries or Affiliates, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

9.17. Lender Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries and Affiliates, on the one hand, and the Lender, on the other hand, is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower and/or any of its Subsidiaries and Affiliates, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

9.18. Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Notes and any other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Lender or on its behalf. All statements contained in any certificate or other document delivered to the Lender by or on behalf of the Borrower or any of its Subsidiaries or Affiliates pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Lender.

IN WITNESS WHEREOF, each of the parties hereto has caused one or more counterparts of this Agreement to be duly executed and delivered as of the date first above written.

MECHANICAL TECHNOLOGY			 KEYBANK NATIONAL
INCORPORATED,			         ASSOCIATION,
as the Borrower	                         as the Lender


By:   /s/ CYNTHIA A. SCHEUER             By:  /s/ WILLIAM B. PALMER
      Cynthia A. Scheuer	              William B. Palmer, Vice President
      Vice President & Chief
      Financial Officer

                                    EXHIBIT A-1

                                   REVOLVING NOTE

$50,000,000                                                  Albany, New York
                                                             ___________,2000


FOR VALUE RECEIVED, the undersigned MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (herein, together with its successors and assigns, the "Borrower"), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the "Lender"), in lawful money of the United States of America and in immediately available funds, at the Payment Office of the Lender, FIFTY MILLION DOLLARS ($50,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to section 2.1 of the Credit Agreement referred to below, on the Revolving Termination Date. Certain capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement referred to below.

The Borrower promises also to pay interest in like currency and funds on the unpaid principal amount hereof to the Lender, at said office, from the date hereof until paid at the rates and at the times provided in section 2.7 of the Credit Agreement.

This Note is the Revolving Note referred to in the Amended and Restated Credit Agreement, dated as of March ___, 2000, between the Borrower and the Lender (as from time to time in effect, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents. As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Revolving Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

MECHANICAL TECHNOLOGY
INCORPORATED

By:____________________________________
   Title:




                       REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

                                          Amount of
Date        Amount    Type                Principal     Unpaid
of            of       of     Interest     Paid or     Principal
Notation     Loan     Loan     Period      Prepaid      Balance    Made By

                                 EXHIBIT A-2

                                    TERM

                                    NOTE
$_________                                                    Albany, New York
                                                              __________, 2000

FOR VALUE RECEIVED, the undersigned MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (herein, together with its successors and assigns, the "Borrower"), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the "Lender"), in lawful money of the United States of America and in immediately available funds, at the Payment Office of the Lender, ____________________________ DOLLARS ($___________.00), on the Maturity Date,
and prior thereto, in installments on the dates and in the amounts provided in section 3.2(a) of the Credit Agreement. Certain capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement referred to below.

The Borrower promises also to pay interest in like currency and funds on the unpaid principal amount hereof to the Lender, at said office, from the date hereof until paid at the rates and at the times provided in section 2.7 of the Credit Agreement.

This Note is the Term Note referred to in the Amended and Restated Credit Agreement, dated as of March __, 2000, between the Borrower and the Lender (as from time to time in effect, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents. As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement . The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

MECHANICAL TECHNOLOGY INCORPORATED

By:____________________________________
Title:




                          TERM LOANS AND PAYMENTS OF PRINCIPAL

                                           Amount of
  Date     Amount     Type                 Principal     Unpaid
   of        of        of      Interest     Paid or     Principal
Notation    Loan      Loan      Period      Prepaid      Balance     Made By

                        REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

                                           Amount of
  Date     Amount     Type                 Principal     Unpaid
   of        of        of      Interest     Paid or     Principal
Notation    Loan      Loan      Period      Prepaid      Balance     Made By





                                       EXHIBIT B-1




                            __________________________________

                                         FORM OF

                                 ACCOUNT CONTROL AGREEMENT

                            __________________________________




                                      EXHIBIT B-2





                               ____________________________

                                        FORM OF

                                    PLEDGE AGREEMENT


                               ____________________________





                                      EXHIBIT C




                               ____________________________

                                        FORM OF

                                  CORPORATE CERTIFICATE

                               ____________________________

                             MECHANICAL TECHNOLOGY INCORPORATED

                                    Corporate Certificate

The undersigned certifies that she is an Assistant Secretary of MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (the "Company"), and that as such she is authorized to execute and deliver this Certificate on behalf of the Company, and further certifies that:

(1)	Filing of Charter Documents. No corporate document amending or otherwise modifying the Company's articles of incorporation has been filed with the Secretary of State of New York since _________.

(2)	No Proceedings for Amendments, Merger, etc. No proceeding for the amendment of the Articles of Incorporation of the Company, or for the merger, consolidation, sale of substantially all of the assets and business, liquidation or dissolution of the Company has been taken on or since such date or is pending.

(3)	Organization and Standing. The Company is validly existing in good standing under the laws of the State of New York. The Company is duly qualified as a foreign corporation and is in good standing in the following jurisdictions: _____.

(4)	By-Laws. Attached hereto as Exhibit A is a complete and correct copy of the By-Laws of the Company, as amended and in effect since prior to __________, and thereafter to and including the date hereof.

(5)	Resolutions. Attached hereto as Exhibit B is a complete and correct copy of resolutions duly adopted by the duly elected Directors of the Company at a meeting duly called and held on _______, 2000, at which a quorum was present and acting throughout.

(6)	Full Force and Effect. Such resolutions have not been amended, modified or rescinded and are in full force and effect on the date hereof.

(7)	Credit Agreement, etc. Such resolutions constitute all of the resolutions adopted by the Directors of the Company incident to the transactions contemplated by the Amended and Restated Credit Agreement (the "Credit Agreement"; with capitalized terms used herein without definition having the respective meanings ascribed thereto in the Credit Agreement), dated as of March ___, 2000, between the Company and KeyBank National Association. The execution, delivery and performance by the Company of the Credit Agreement, and all other documents to which the Company is to be a party as contemplated by the Credit Agreement, have been duly authorized by such resolutions.

(8)	Incumbency. Each of the following persons now is and at all times since prior to ____________, has been a duly elected or appointed officer of the Company, holding the office or offices in the Company set opposite his or her name below, and that the signature of each such person set opposite his or her name below is his or her own true original or facsimile signature:

Name                       Title                          Signature
George C. McNamee          Chief Executive Officer        _____________________

Cynthia A. Scheuer         Vice President & Chief         _____________________
                           Financial Officer

John Recupero              Secretary                      _____________________

Catherine S. Hill          Assistant Secretary            _____________________

M. Shelia Lamb             Assistant Secretary            _____________________


IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate on behalf of the Company on the date specified below.

________________________________
M. Shelia Lamb
Assistant Secretary

Dated: March ___, 2000




The undersigned, one of the officers named in the foregoing Certificate, hereby confirms such Certificate as of the date hereof and hereby certifies on behalf of the Company, with reference to the Credit Agreement (terms used below having the respective meanings ascribed thereto in the Credit Agreement) as follows:

(i)	All of the representations and warranties of the Company contained in the Credit Agreement and the other Credit Documents were true and correct in all material respects when made and are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties are hereby represented only as being true and correct in all material respects as of the date when made.

(ii)	No Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate on behalf of the Company on the date specified below.

____________________________________
Cynthia A. Scheuer, Vice President
& Chief Financial Officer

March ___, 2000

                                       EXHIBIT D


                        FORM OF OPINION OF COUNSEL TO THE BORROWER

March __, 2000

KeyBank National Association
66 South Pearl Street
Albany, New York 12207

Re:	$50,000,000 Amended and Restated Credit Agreement,
        dated as of March __, 2000
        with Mechanical Technology Incorporated


Ladies and Gentlemen:

We have acted as special counsel to Mechanical Technology Incorporated, a New York corporation (the "Borrower"), in connection with (i) the execution and delivery of the Amended and Restated Credit Agreement, dated as of March __, 2000 (the "Credit Agreement"), between the Borrower and KeyBank National Association (the "Lender"), and (ii) the transactions contemplated thereby. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion letter is delivered by us to you at the request of the Borrower in accordance with the requirements of section 4.1(h) of the Credit Agreement. As such special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and matters of law as we have considered necessary as a basis for the opinions set forth herein, including without limitation the following:

(a)	the Credit Agreement;
(b)	the Notes delivered today pursuant to the Credit Agreement;
(c)	the Account Control Agreement; and
(d)	the Pledge Agreement.

The documents referred to in clauses (a) through (d) above are herein sometimes referred to as the "Credit Documents" and the documents referred to in clauses
(c) and (d) above are herein sometimes referred to as the "Security Documents".

In our examination we have assumed the genuineness of all signatures (other than as to the Borrower), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact not independently verified by us we have relied, to the extent we deemed appropriate, upon representations and certificates of officers of the Borrower, public officials and other appropriate persons. All assumptions and statements of reliance as to factual matters herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have also assumed the due authorization, execution and delivery of the Credit Documents on the part of the Lender, and the legality, validity, binding effect on, and enforceability of the Credit Documents against, the Lender. This opinion letter is subject to, and is to be construed in accordance with, the principles and limitations set forth in the Special Report by the TriBar Opinion Committee, U.C.C. Security Interest Opinions, 49 Bus. Law. 362 (1993).

We understand that you have considered the applicability of fraudulent transfer laws to the transactions contemplated by the Credit Documents, as to which laws we express no opinion, and have satisfied yourself with respect thereto.

Our examination of matters of law in connection with the opinions expressed herein has been limited to the federal laws of the United States and the laws of the State of New York and, accordingly, no opinions expressed herein shall be deemed to cover any other laws.

We have neither examined nor requested an examination of the indices or records of any court or governmental or other agency, authority, instrumentality or entity, nor have we made inquiry of any person or entity, except as expressly set forth in this opinion letter. In addition, we have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of our examination did not include such verification, we assume no responsibility for the accuracy or completeness of any such information.

As used herein, "to our knowledge" shall mean to the actual knowledge of the lawyers who have been actively involved in the negotiation of the Credit Documents and the lawyers in our firm who are the current primary contacts for the Borrower at the firm.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, we are of the opinion that:

1.	Corporate Status, etc. The Borrower (i) is a validly existing corporation under the laws of the jurisdiction of its formation and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposed to engage and (ii) to our knowledge, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

2.	Subsidiaries. To our knowledge, the Borrower has no Subsidiary other than as described in section 5.2 of the Credit Agreement.

3.	Corporate Power and Authority, etc. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.

4.	Credit Documents. The Borrower has duly executed and delivered each
Credit Document to which it is a party and each such Credit Document to which it is a party constitutes the legal, valid and binding agreement or obligation of the Borrower enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws, and related judicial doctrines, from time to time in effect affecting creditors' rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain other provisions of such Credit Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or other applicable jurisdictions, but the inclusion of such provisions does not affect the validity as against the Borrower of any of such Credit Documents as a whole, and such Credit Documents contain adequate provisions for enforcing payment of the obligations governed or secured thereby and for the realization of the principal rights and benefits afforded thereby, subject to the other qualifications and limitations contained in this opinion letter.

5.	No Violation. Neither the execution, delivery or performance by the
Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, (i) will contravene any provision of any State of New York or United States federal law, statute, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or, to our knowledge, any order, writ, injunction or decree of any court or governmental instrumentality applicable to the Borrower or its properties and assets, (ii) will conflict or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument of which we have knowledge to which the Borrower is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the charter or by-laws of the Borrower.

6.	Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any New York or United States federal governmental or public body or authority, is required to authorize or is required as a condition to (i) the execution, delivery and performance by the Borrower of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability as against the Borrower of any such Credit Document.

7.	Litigation. To our knowledge, there are no actions, suits or proceedings pending or, to, our knowledge, threatened with respect to the Borrower or any of its Subsidiaries (i) that have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) which question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Borrower pursuant to any of the Credit Documents to which it is a party.

8.	Investment Company Act, etc. The Borrower is not subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

9.	Pledged Shares. The Pledge Agreement, together with delivery of the certificates representing the shares of stock of the Company identified on
Schedule I to the Pledge Agreement (the "Pledged Shares") to the Collateral Agent in the State of New York, creates in favor of the Lender, as security for the Secured Obligations (as defined in the Pledge Agreement), a perfected security interest under the Uniform Commercial Code of the State of New York in the Pledged Shares. Assuming the Lender acquires its interest in the Pledged Shares in good faith and without notice of any adverse claim, and that each certificate for any of the Pledged Shares is indorsed in the name of the Lender or in blank (either on such certificate or in a separate stock power related thereto), the Lender will acquire its security interest in the Pledged Shares free of any adverse claims. No filings or recordings are required under the

Uniform Commercial Code of the State of New York in order to perfect the security interest created under the Pledge Agreement with respect to such Pledged Shares.

                               *  *  *  *  *

The opinions set forth above are subject to the following assumptions, qualifications and limitations:

                             [to be completed
                           in a manner acceptable
                               to the Lender]

This opinion letter is being furnished only to the addressee and is solely for its benefit and the benefit of its participants and assigns in connection with the transactions contemplated by the Credit Documents. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,